Exhibit  I

                             to

                        Schedule  13G


The person filing this statement is a parent holding company. The relevant subsidiary, American Express Financial
Corporation, a Delaware Corporation, is registered as investment advisor under section 203 of the Investment Advisors Act of 1940.